Ex. 16.1

April 18, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Gold Standard Mining Corp. (the “Company”) pertaining to our firm included under Item 4.01 of the Company’s Form 8-K/A to be filed on or about April 19, 2011, and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Gruber & Company, LLC

     Gruber & Company, LLC